Exhibit 99.1
Spirit Airlines Reports June 2016 Traffic

MIRAMAR, Fla., (July 11, 2016) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for June 2016.

Traffic (revenue passenger miles) in June 2016 increased 24.7 percent versus June 2015 on a capacity (available seat miles) increase of 22.8 percent. Load factor for June 2016 was 88.4 percent, an increase of 1.3 percentage points compared to June 2015.
Preliminary Traffic Results

	June 2016	June 2015	Change
Revenue passenger miles (RPMs) (000)	1,878,137	1,505,728	24.7%
Available seat miles (ASMs) (000)	2,123,782	1,729,284	22.8%
Load factor	88.4%	87.1%	1.3 pts
Passenger flight segments	1,904,656	1,511,846	26.0%
Average stage length (miles)	966	972	(0.6)%
Total departures	12,620	10,666	18.3%

	YTD 2016	YTD 2015	Change
Revenue passenger miles (RPMs) (000)	10,619,724	8,498,622	25.0%
Available seat miles (ASMs) (000)	12,402,423	9,942,762	24.7%
Load factor	85.6%	85.5%	0.1 pts
Passenger flight segments	10,594,443	8,494,383	24.7%
Average stage length (miles)	983	982	0.1%
Total departures	73,185	61,208	19.6%

Preliminary Systemwide Operational Performance

June 2016
On-Time Percentage	74.3%
Completion Factor	97.7%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major US airline, we operate more than 400 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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